Exhibit 16.2



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

April 4, 2002

Dear Sir:

16.2       Letter from Arthur Andersen LLP to the Securities and Exchange
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           Commission dated April 4, 2002
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          We have read the paragraphs of Item 4 included in the Form 8-K/A dated
November 29, 2001 of PurchasePro.com, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. With respect to paragraph 6 of Item 4, we cannot comment on the adequacy of new internal control procedures and recent changes in management in addressing the deficiencies in the internal controls which we previously noted.


Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP










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